Scholastic Reports Fourth Quarter and Fiscal 2026 Results

Fiscal 2026 Operating Income of $15.2 Million; Adjusted EBITDA of $151.5 Million, Up 4%, in Line With Guidance

Returned Over $285 Million to Shareholders During Fiscal Year

Fiscal 2027 Outlook Targets Return to Revenue Growth and Higher Adjusted EBITDA
on Comparable Basis

New York – July 23, 2026 - Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal fourth quarter and full year ended May 31, 2026.
Peter Warwick, President and Chief Executive Officer, said, “Fiscal 2026 demonstrated the earnings power of a more focused Scholastic, as the Company made substantial progress in a multi-year transformation of its governance, organization, strategy and balance sheet. Adjusted EBITDA rose, in line with guidance, positioning the Company for growth in fiscal 2027.”
Fiscal 2026 revenue decreased 3%, and operating income was $15.2 million, compared with $15.8 million in fiscal 2025. Adjusted operating income, excluding one-time items, increased to $47.1 million from $35.8 million in the prior year period. Adjusted EBITDA was $151.5 million, up 4%, and increased 15% on a comparable basis, reflecting the full-year impact of additional lease expense and the loss of rental income from the sale-leaseback transactions in both periods. In the fourth quarter, Adjusted EBITDA increased $1.0 million on that same comparable basis, driven by continued strong execution in Book Fairs, Entertainment’s return to growth and disciplined cost management across the Company, even as revenue was affected by expected comparisons against an exceptional prior-year quarter in Trade and continued funding volatility in Education.
Mr. Warwick continued, “Today, our company is more clearly organized around the advantages that make Scholastic distinctive: a trusted brand, beloved IP, proprietary school-based channels and deep relationships with educators and families built over more than a century. Scholastic remains uniquely positioned to connect books, schools, homes and screens in ways that deepen kids’ engagement with stories and bring more children back to reading at a scale and depth that others cannot easily replicate.
“During the fourth quarter, we continued to see the impact of this strategy across the business. Book Fairs deepened our reach with schools and families, Trade Publishing remained anchored by enduring children’s franchises, and Entertainment expanded discovery and engagement with Scholastic IP across platforms. In Education, while funding volatility and a challenging supplemental curriculum market continued to pressure results, we made progress repositioning the business around a more focused strategy, improved execution and lower cost structure, with trends improving throughout the year.
“Fiscal 2026 was also an important year of capital deployment and shareholder value creation. Following the sale-leaseback transactions, we returned significant capital to shareholders through share repurchases, a modified Dutch auction tender offer and dividends, and established a long-term leverage framework that supports both disciplined investment and continued capital returns. Together, these actions completed major elements of our financial transformation and provide Scholastic with greater financial flexibility to enhance shareholder returns.
“As we enter fiscal 2027, Scholastic is strongly positioned to translate its durable advantages into profitable, sustained growth. Our outlook reflects expected revenue growth and higher Adjusted EBITDA on a comparable basis, reflecting the full-year impact of the sale-leaseback transactions in both periods. We remain focused on continued execution of our plan, disciplined cost management and targeted investment in the areas where Scholastic has the greatest opportunity to drive long-term growth, deepen our impact with children, families and educators, and create sustained value for shareholders.”

Outlook

In fiscal 2027, the Company expects revenue growth of approximately 2% to 4% and Adjusted EBITDA of approximately $135 million to $145 million. The Adjusted EBITDA range represents growth compared with fiscal 2026 Adjusted EBITDA on a comparable basis, reflecting the full-year impact of the sale-leaseback transactions in both periods.
This outlook reflects expected growth in Children’s Books, Entertainment and International, improved performance in Education, disciplined cost management and targeted investment in long-term growth opportunities.
The Company also expects Free Cash Flow (a non-GAAP financial measure, explained in the accompanying tables) of approximately $35 million to $40 million.

Fiscal 2026 Q4 Review

In $ millions (except per share data)	Fourth Quarter		Change
	Fiscal 2026	Fiscal 2025	$	%
Revenues	$476.1	$508.3	$(32.2)	(6)%

Operating income (loss)	$51.4	$53.5	$(2.1)	(4)%
Earnings (loss) before taxes	$14.5	$48.9	$(34.4)	(70)%
Diluted earnings (loss) per share	$0.45	$0.59	$(0.14)	(24)%

Operating income (loss), ex. one-time items* (1)	$58.3	$63.4	$(5.1)	(8)%
Diluted earnings (loss) per share, ex. one-time items*	$2.19	$0.87	$1.32	152%

Adjusted EBITDA* (1)	$84.7	$91.2	$(6.5)	(7)%

Pro forma Adjusted operating income* (2)	$58.3	$59.5	$(1.2)	(2)%
Pro forma Adjusted EBITDA* (2)	$84.7	$83.7	$1.0	1%
* Please refer to the non-GAAP financial tables attached
(1) Fiscal 2026 fourth-quarter Operating income excluding one-time items and Adjusted EBITDA include net costs of $4.2 and $7.8, respectively, related to the sale-leaseback transactions completed in December 2025.

(2) Pro forma Adjusted operating income and Pro forma Adjusted EBITDA reflect the full-period impact of the sale-leaseback transactions in each period presented. The Company refers to these measures in this release as results “on a comparable basis.” See Table 7 for the reconciliation to Adjusted operating income and Adjusted EBITDA.

Revenues decreased 6% to $476.1 million, as continued growth in Book Fairs and higher Entertainment revenues were more than offset by lower Trade and International revenues due to more challenging comparisons with the prior-year publishing schedule and lower revenues in Education.

Operating Income decreased 4% to $51.4 million in the quarter compared to $53.5 million a year ago, including $6.9 million and $9.9 million in one-time charges in each period, respectively. Excluding one-time charges in both periods, adjusted operating income decreased $5.1 million to $58.3 million. On a comparable basis, reflecting the full-period impact of the sale-leaseback in both periods, adjusted operating income decreased $1.2 million from $59.5 million. Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) was $84.7 million, compared to $91.2 million in the prior-year period. On the same comparable basis, Adjusted EBITDA increased $1.0 million from $83.7 million in the prior year period, primarily reflecting improved profitability in

Children’s Book Publishing and Distribution and Entertainment, partly offset by lower results in Education and International.

Quarterly Results
Children’s Book Publishing and Distribution
In the fiscal fourth quarter, the Children’s Book Publishing and Distribution segment’s revenues decreased 4% to $276.3 million.

In School Reading Events, Book Fairs revenues were $186.6 million, up 5% from the prior year period, reflecting higher fair count. Book Clubs revenues were $12.2 million, a decline of 7% from the prior year period, primarily reflecting lower participation throughout the year.

Consolidated Trade revenues decreased 20% from the prior year period to $77.5 million, reflecting a challenging comparison with the prior-year publishing schedule, which included the release of Sunrise on the Reaping, the fifth book in Suzanne Collins’ global bestselling The Hunger Games® series.

Segment operating income was $60.3 million, compared to $57.6 million a year ago, which included one-time charges of $0.6 million. Excluding one-time charges, adjusted operating income increased $2.1 million, primarily driven by higher revenues and improved profitability in Book Fairs, partly offset by lower Trade results.

Education

Education revenues decreased 13% to $109.2 million, primarily reflecting continued pressure on school and district spending for supplemental curriculum materials. Segment operating income was $27.0 million, which included one-time charges of $0.9 million, compared to $30.7 million in the prior year period, which included one-time charges of $0.6 million. Excluding one-time charges, adjusted operating income decreased by $3.4 million, as a result of lower revenues, partly offset by benefits from the segment’s improved cost structure. While fourth-quarter revenues remained below the prior year, the rate of decline improved in the second half of fiscal 2026 compared to the first half of the year, as the segment advanced its product, marketing and sales strategies following its repositioning.

Entertainment
Segment revenues increased 42% to $21.0 million, reflecting higher production services revenues. Segment operating income was $0.4 million, which included one-time charges of $0.4 million, compared to an operating loss of $3.0 million in the prior year period, which included one-time charges of $0.9 million. Excluding one-time charges, adjusted segment operating income improved $2.9 million to $0.8 million, primarily reflecting higher revenues.
International
International revenues decreased 13% to $69.6 million, excluding favorable foreign currency exchange of $3.1 million, primarily reflecting lower Trade revenues against a more challenging comparison with the prior-year publishing schedule. Segment operating income was $2.9 million, which included one-time charges of $0.2 million, compared to $3.7 million in the prior year period, which included one-time charges of $2.4 million. Excluding one-time charges, adjusted operating income decreased by $3.0 million to $3.1 million primarily reflecting lower revenues, partly offset by cost management.

Overhead

Overhead costs were $39.2 million, which included one-time charges of $5.4 million, compared to $35.5 million in the prior year period, which included one-time charges of $5.4 million. Excluding one-time charges, adjusted overhead costs increased $3.7 million to $33.8 million. On a comparable basis, reflecting the pro forma impact of the sale-leaseback transactions in both periods, adjusted overhead costs were approximately in line with the prior-year period.

Fiscal 2026 Full Year Review

In $ millions (except per share data)	Full Year		Change
	Fiscal 2026	Fiscal 2025	$	%
Revenues	$1,581.9	$1,625.5	$(43.6)	(3)%

Operating income (loss)	$15.2	$15.8	$(0.6)	(4)%
Earnings (loss) before taxes	$85.2	$(1.3)	$86.5	NM
Diluted earnings (loss) per share	$2.34	$(0.07)	$2.41	NM

Operating income (loss), ex. one-time items* (1)	$47.1	$35.8	$11.3	32%
Diluted earnings (loss) per share, ex. one-time items*	$1.87	$0.48	$1.39	NM

Adjusted EBITDA* (1)	$151.5	$145.4	$6.1	4%

Pro forma Adjusted operating income* (2)	$35.3	$19.9	$15.4	77%
Pro forma Adjusted EBITDA* (2)	$132.4	$115.3	$17.1	15%
* Please refer to the non-GAAP financial tables attached
(1) Fiscal 2026 full-year Operating income excluding one-time items and Adjusted EBITDA include net costs of $7.2 and $14.5, respectively, related to the sale-leaseback transactions completed in December 2025.

(2) Pro forma Adjusted operating income and Pro forma Adjusted EBITDA reflect the full-period impact of the sale-leaseback transactions in each period presented. The Company refers to these measures in this release as results “on a comparable basis.” See Table 7 for the reconciliation to Adjusted operating income and Adjusted EBITDA.

Revenues decreased 3% to $1,581.9 million, primarily reflecting lower revenues in Education and lower Consolidated Trade revenues against a more challenging comparison with the prior-year publishing schedule, partly offset by strong performance in Book Fairs and higher Entertainment revenues.

Operating Income decreased 4% to $15.2 million, compared to $15.8 million a year ago, including $31.9 million and $20.0 million in one-time charges in each period, respectively. Excluding one-time charges in both periods, adjusted operating income increased $11.3 million to $47.1 million. On a comparable basis, reflecting the full-year impact of the sale-leaseback transactions in both periods, adjusted operating income increased $15.4 million to $35.3 million, compared to $19.9 million in the prior year. Adjusted EBITDA increased $6.1 million, or 4%, to $151.5 million, in-line with the Company’s guidance. On the same comparable basis, Adjusted EBITDA increased 15%, or $17.1 million, to $132.4 million from $115.3 million. The improvement on a comparable basis primarily reflected strong performance in Children’s Book Publishing and Distribution and International, as well as lower adjusted overhead costs, which more than offset the impact of lower sales in Education.

Capital Position and Liquidity

In $ millions	Full Year		Change
	Fiscal 2026	Fiscal 2025	$	%
Net cash provided by operating activities	$50.9	$124.2	$(73.3)	(59)%
Net proceeds from sale and lease transactions (1)	452.4	—	452.4	NM
Additions to property, plant and equipment and prepublication expenditures	(66.3)	(76.7)	10.4	14%
Net borrowings (repayments) of film related obligations	(1.0)	(18.3)	17.3	95%
Free cash flow (use)*	$436.0	$29.2	$406.8	NM

Net cash (debt)*	$48.9	$(136.6)	$185.5	136%
NM - Not Meaningful
* Please refer to the non-GAAP financial tables attached
(1) Excludes tax impact from sale-leaseback transactions.

Net cash provided by operating activities was $50.9 million, compared to $124.2 million in the prior year period, primarily reflecting higher tax payments associated with the sale-leaseback transactions, as well as higher severance-related payments as part of cost savings initiatives. Free cash flow was $436.0 million in fiscal 2026, compared to $29.2 million in the prior year period, primarily reflecting over $400 million in net proceeds from the Company’s sale-leaseback transactions.

The Company ended fiscal 2026 with net cash of $48.9 million compared to a net debt position of $136.6 million at the end of fiscal 2025, primarily reflecting the net proceeds from the sale-leaseback transactions, partly offset by significant capital returns to shareholders.

In fiscal 2026, the Company returned approximately $288.6 million to shareholders through share repurchases and dividends. This included the repurchase of 7,336,966 shares of common stock for $268.6 million, including shares purchased through the Company’s modified Dutch auction tender offer and open-market repurchases, and $20.0 million of dividends, including $4.6 million in the fourth quarter.

At May 31, 2026, $183.0 million remained authorized for future repurchases under the Company’s stock repurchase program. The Company expects to continue purchasing shares, from time to time as conditions allow, on the open market or in negotiated private transactions.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA, ”Adjusted Operating Income”, and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, July 23, 2026. Peter Warwick, Scholastic President and Chief Executive Officer, and Haji Glover, the Company’s Chief Financial Officer, Executive Vice President, will moderate the call.

A live webcast of the call can be accessed at https://edge.media-server.com/mmc/p/n2mcunuo. To access the conference call by phone, please go to https://register-conf.media-server.com/register/BIe4453c04814b4def819b83eaf92a8731, which will provide dial-in details. To avoid delays, participants are encouraged to dial into the conference call five minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will be posted at investor.scholastic.com.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been meeting children where they are – at school, at home and in their communities – by creating quality content and experiences, all beginning with literacy. Scholastic delivers stories, characters, and learning moments that empower all kids to become lifelong readers and learners through bestselling children’s books, literacy- and knowledge-building resources for schools including classroom magazines, and award-winning, entertaining children's media. As the world's largest publisher and distributor of children's books through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online, and with a global reach into more than 135 countries, Scholastic encourages the personal and intellectual growth of all children, while nurturing a lifelong relationship with reading, themselves, and the world around them. Learn more at www.scholastic.com.

Contact

Investors:
Mary Garofalo
(212) 343-6741, investor_relations@scholastic.com

Media:
Anne Sparkman
(212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended		Twelve months ended
	05/31/26	05/31/25	05/31/26	05/31/25
Revenues	$476.1	$508.3	$1,581.9	$1,625.5
Operating costs and expenses:
Cost of goods sold	190.4	207.3	689.8	718.8
Selling, general and administrative expenses	219.7	227.8	807.2	822.3
Depreciation and amortization	13.1	17.2	58.8	65.7
Asset impairments and write downs	1.5	2.5	10.9	2.9
Total operating costs and expenses	424.7	454.8	1,566.7	1,609.7
Operating income (loss)	51.4	53.5	15.2	15.8
Interest income (expense), net	(0.9)	(4.3)	(11.2)	(16.0)
Other components of net periodic benefit (cost)	(0.3)	(0.3)	(1.3)	(1.1)
Loss on sale of investments	(17.2)	—	(17.2)	—
Gain (loss) on sale and leaseback transactions	(18.5)	—	99.7	—
Earnings (loss) before income taxes	14.5	48.9	85.2	(1.3)
Provision (benefit) for income taxes	5.1	33.5	28.5	0.6
Net income (loss)	$9.4	$15.4	$56.7	$(1.9)
Basic and diluted earnings (loss) per share of Class A and Common Stock (1)
Basic	$0.46	$0.59	$2.39	$(0.07)
Diluted	$0.45	$0.59	$2.34	$(0.07)
Basic weighted average shares outstanding	20,343	26,113	23,698	27,631
Diluted weighted average shares outstanding	20,992	26,209	24,222	27,907
(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results, Excluding One-Time Items
(Unaudited)
(In $ Millions)

	Three months ended		Change		Twelve months ended		Change
	05/31/26	05/31/25	$	%	05/31/26	05/31/25	$	%
Children’s Book Publishing and Distribution
Revenues
Book Clubs	$12.2	$13.1	$(0.9)	(7)%	$57.1	$64.2	$(7.1)	(11)%
Book Fairs	186.6	177.8	8.8	5%	576.0	548.3	27.7	5%
School Reading Events	198.8	190.9	7.9	4%	633.1	612.5	20.6	3%
Consolidated Trade	77.5	97.3	(19.8)	(20)%	331.1	351.4	(20.3)	(6)%
Total Revenues	276.3	288.2	(11.9)	(4)%	964.2	963.9	0.3	0%
Operating income (loss) ex. one-time items *	60.3	58.2	2.1	4%	143.7	131.3	12.4	9%
Adjusted operating margin *	21.8%	20.2%			14.9%	13.6%

Education
Revenues	109.2	125.7	(16.5)	(13)%	267.6	309.8	(42.2)	(14)%
Operating income (loss) ex. one-time items *	27.9	31.3	(3.4)	(11)%	0.2	6.9	(6.7)	(97)%
Adjusted operating margin *	25.5%	24.9%			0.1%	2.2%

Entertainment
Revenues	21.0	14.8	6.2	42%	65.7	61.0	4.7	8%
Operating income (loss) ex. one-time items *	0.8	(2.1)	2.9	138%	(9.3)	(7.2)	(2.1)	(29)%
Adjusted operating margin *	3.8%	NM			NM	NM

International
Revenues	69.6	76.8	(7.2)	(9)%	277.2	279.6	(2.4)	(1)%
Operating income (loss) ex. one-time items *	3.1	6.1	(3.0)	(49)%	7.1	2.9	4.2	145%
Adjusted operating margin *	4.5%	7.9%			2.6%	1.0%

Overhead
Revenues	—	2.8	(2.8)	(100)%	7.2	11.2	(4.0)	(36)%
Operating income (loss) ex. one-time items *	(33.8)	(30.1)	(3.7)	(12)%	(94.6)	(98.1)	3.5	4%

Operating income (loss) ex. one-time items *	$58.3	63.4	(5.1)	(8)%	$47.1	35.8	11.3	32%
Adjusted operating margin *	12.2%	12.5%			3.0%	2.2%
NM - Not meaningful
* Please refer to Table 4 for one-time items and a reconciliation of the non-GAAP financials.

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	05/31/26	05/31/25
Cash and cash equivalents	$134.9	$124.0
Accounts receivable, net	236.4	273.4
Inventories, net	265.0	250.2
Accounts payable	144.2	157.3
Deferred revenue	179.2	178.8
Accrued royalties	50.3	69.1
Film related obligations	17.1	18.3
Lines of credit and long-term debt	80.5	256.2
Net cash (debt) (1)	48.9	(136.6)
Total stockholders’ equity	750.8	946.5

Selected Cash Flow Items
	Three months ended		Twelve months ended
	05/31/26	05/31/25	05/31/26	05/31/25
Net cash provided by (used in) operating activities	$90.0	$106.9	$50.9	$124.2
Net proceeds from sale and lease transactions (3)	—	—	452.4	—
Property, plant and equipment additions	(15.0)	(12.3)	(48.4)	(52.2)
Prepublication expenditures	(4.9)	(8.7)	(17.9)	(24.5)
Net borrowings (repayments) of film related obligations	(0.1)	0.3	(1.0)	(18.3)
Free cash flow (use) (2)	$70.0	$86.2	$436.0	$29.2

(1) Net cash (debt) is defined by the Company as cash and cash equivalents less production cash of $5.5 and $4.4 as of May 31, 2026 and May 31, 2025, respectively, net of lines of credit and short-term and long-term-debt. Film related obligations are not included. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from the sale of assets, reduced by spending on property, plant and equipment and prepublication costs and adjusted for net cash flows from film related obligations. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.
(3) Excludes tax impact from sale-leaseback transactions.

Table 4

Scholastic Corporation
Supplemental Results - Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	05/31/2026			05/31/2025
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$0.45	$1.79	$2.19	$0.59	$0.29	$0.87
Net income (loss) (2)	$9.4	$36.5	$45.9	$15.4	$7.5	$22.9
Earnings (loss) before income taxes (3)	$14.5	$42.6	$57.1	$48.9	$9.9	$58.8
Children’s Book Publishing and Distribution (4)	$60.3	$—	$60.3	$57.6	$0.6	$58.2
Education (5)	27.0	0.9	27.9	30.7	0.6	31.3
Entertainment(6)	0.4	0.4	0.8	(3.0)	0.9	(2.1)
International (7)	2.9	0.2	3.1	3.7	2.4	6.1
Overhead (8)	(39.2)	5.4	(33.8)	(35.5)	5.4	(30.1)
Operating income (loss)	$51.4	$6.9	$58.3	$53.5	$9.9	$63.4

	Twelve months ended
	05/31/2026			05/31/2025
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$2.34	$(0.47)	$1.87	$(0.07)	$0.55	$0.48
Net income (loss) (2)	$56.7	$(11.3)	$45.4	$(1.9)	$15.2	$13.3
Earnings (loss) before income taxes (3)	$85.2	$(50.6)	$34.6	$(1.3)	$20.0	$18.7
Children’s Book Publishing and Distribution (4)	$142.9	$0.8	$143.7	$130.7	$0.6	$131.3
Education (5)	(4.1)	4.3	0.2	6.3	0.6	6.9
Entertainment(6)	(16.1)	6.8	(9.3)	(12.1)	4.9	(7.2)
International (7)	6.4	0.7	7.1	(1.0)	3.9	2.9
Overhead (8)	(113.9)	19.3	(94.6)	(108.1)	10.0	(98.1)
Operating income (loss)	$15.2	$31.9	$47.1	$15.8	$20.0	$35.8
(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.
(2) In the three and twelve months ended May 31, 2026, the Company recognized a benefit of $6.1 and a provision of $39.3, respectively, for income taxes in respect to one-time pretax items. In the three and twelve months ended May 31, 2025, the Company recognized a benefit of $2.4 and $4.8, respectively, for income taxes in respect to one-time pretax items.

(3) In the three and twelve months ended May 31, 2026, the Company recognized a pretax loss of $17.2 related to the sale of its 26.2% equity interest in a U.K.-based children’s book publishing business. In the three months ended May 31, 2026, the Company recognized an adjustment of $18.5 million to the pretax gain related to the sale-leaseback transactions. In the twelve months ended May 31, 2026, the Company recognized a pretax gain of $99.7 related to sale-leaseback transactions involving its facilities in New York City and Jefferson City, Missouri.

(4) In the twelve months ended May 31, 2026, the Company recognized a pretax asset impairment charge of $0.8 related to a certain product. In the three and twelve months ended May 31, 2025, the Company recognized a pretax asset impairment charge of $0.6 related to a digital product.

(5) In the three and twelve months ended May 31, 2026, the Company recognized pretax asset impairment charges of $0.9 and $4.3, respectively, related to certain education and digital products. In the three and twelve months ended May 31, 2025, the Company recognized a pretax asset impairment charge of $0.6 related to certain digital products.

(6) In the three and twelve months ended May 31, 2026, the Company recognized other pretax expenses of $0.4 and $1.4, respectively. In the twelve months ended May 31, 2026, the Company recognized pretax severance of $0.2 and a pretax asset impairment charge of $5.2 primarily related to certain film and television programs in development. In the three and twelve months ended May 31, 2025, the Company recognized pretax severance of $0.3 and $1.4, respectively, related to cost-savings initiatives, pretax costs of $0.4 and $3.0, respectively, related to the acquisition of 9 Story Media Group and pretax asset impairment charges of $0.2 and $0.5, respectively, related to the early exit of certain leased office space in Canada and Ireland.

(7) In the three and twelve months ended May 31, 2026, the Company recognized pretax severance of $0.2 and $0.7, respectively, related to cost-savings initiatives. In the three and twelve months ended May 31, 2025, the Company recognized pretax severance of $1.3 and $2.8, respectively, related to cost-savings initiatives and a pretax asset impairment charge of $1.1 related to the reorganization in China.

(8) In the three and twelve months ended May 31, 2026, the Company recognized pretax severance of $3.7 and $15.5, respectively, related to cost-savings initiatives, and other pretax expenses of $1.7 and $3.8, respectively. In the three and twelve months ended May 31, 2025, the Company recognized pretax severance of $3.4 and $7.6, respectively, related to cost-savings initiatives, other pretax expenses of $1.9 and $2.3, respectively, and an asset impairment charge of $0.1 related to the early exit of an office lease.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	05/31/26	05/31/25
Earnings (loss) before income taxes as reported	$14.5	$48.9
One-time items before income taxes	42.6	9.9
Earnings (loss) before income taxes excluding one-time items	57.1	58.8
Interest (income) expense (1)	0.9	4.5
Depreciation and amortization	26.7	27.9
Adjusted EBITDA (2)	$84.7	$91.2

	Twelve months ended
	05/31/26	05/31/25
Earnings (loss) before income taxes as reported	$85.2	$(1.3)
One-time items before income taxes	(50.6)	20.0
Earnings (loss) before income taxes excluding one-time items	34.6	18.7
Interest (income) expense (1)	11.6	16.4
Depreciation and amortization	105.3	110.3
Adjusted EBITDA (2)	$151.5	$145.4

(1) Amounts include production loan interest amortized into cost of goods sold.
(2) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

Table 6

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA by Segment
(Unaudited)
(In $ Millions)

	Three months ended
	05/31/26
	CBPD (1)	EDUC (1)	ENT (1)	INTL (1)	OVH (1)(4)	Total
Earnings (loss) before income taxes as reported	$60.1	$27.0	$(0.0)	$(14.8)	$(57.8)	$14.5
One-time items before income taxes	—	0.9	0.4	17.4	23.9	42.6
Earnings (loss) before income taxes excluding one-time items	60.1	27.9	0.4	2.6	(33.9)	57.1
Interest (income) expense (2)	0.2	0.0	0.5	0.0	0.2	0.9
Depreciation and amortization (3)	8.3	6.0	8.0	2.2	2.2	26.7
Adjusted EBITDA (4)	$68.6	$33.9	$8.9	$4.8	$(31.5)	$84.7
	Three months ended
	05/31/25
	CBPD (1)	EDUC (1)	ENT (1)	INTL (1)	OVH (1)	Total
Earnings (loss) before income taxes as reported	$57.5	$30.7	$(2.9)	$2.9	$(39.3)	$48.9
One-time items before income taxes	0.6	0.6	0.9	2.4	5.4	9.9
Earnings (loss) before income taxes excluding one-time items	58.1	31.3	(2.0)	5.3	(33.9)	58.8
Interest (income) expense (2)	0.1	0.0	0.7	0.1	3.6	4.5
Depreciation and amortization (3)	8.0	6.2	5.0	2.0	6.7	27.9
Adjusted EBITDA	$66.2	$37.5	$3.7	$7.4	$(23.6)	$91.2

	Twelve months ended
	05/31/26
	CBPD (1)	EDUC (1)	ENT (1)	INTL (1)	OVH (1)(4)	Total
Earnings (loss) before income taxes as reported	$142.5	$(4.1)	$(17.9)	$(12.9)	$(22.4)	$85.2
One-time items before income taxes	0.8	4.3	6.8	17.9	(80.4)	(50.6)
Earnings (loss) before income taxes excluding one-time items	143.3	0.2	(11.1)	5.0	(102.8)	34.6
Interest (income) expense (2)	0.4	0.0	2.2	0.1	8.9	11.6
Depreciation and amortization (3)	31.2	24.9	24.4	8.1	16.7	105.3
Adjusted EBITDA (4)	$174.9	$25.1	$15.5	$13.2	$(77.2)	$151.5
	Twelve months ended
	05/31/25
	CBPD (1)	EDUC (1)	ENT (1)	INTL (1)	OVH (1)	Total
Earnings (loss) before income taxes as reported	$130.5	$6.3	$(14.3)	$(3.1)	$(120.7)	$(1.3)
One-time items before income taxes	0.6	0.6	4.9	3.9	10.0	20.0
Earnings (loss) before income taxes excluding one-time items	131.1	6.9	(9.4)	0.8	(110.7)	18.7
Interest (income) expense (2)	0.2	0.0	3.2	0.1	12.9	16.4
Depreciation and amortization (3)	31.1	24.8	21.5	7.9	25.0	110.3
Adjusted EBITDA	$162.4	$31.7	$15.3	$8.8	$(72.8)	$145.4
(1) The Company’s segments are defined as the following: CBPD - Children's Book Publishing and Distribution segment; EDUC - Education segment; ENT - Entertainment segment; INTL - International segment; OVH - unallocated overhead.

(2) Amounts include production loan interest amortized into cost of goods sold.
(3) Depreciation and amortization in the Children’s Book Publishing and Distribution, Education and International segments includes amounts allocated from overhead.
(4) Adjusted EBITDA for unallocated overhead and total includes the net cost impact of the sale-leaseback transactions of $7.8 and $14.5 for the three and twelve months ended May 31, 2026, respectively.

Table 7

Scholastic Corporation
Pro Forma Supplemental Information
(Unaudited)
(In $ Millions)

	Three months ended		Change
	05/31/26	05/31/25	$	%
Adjusted unallocated overhead	$(33.8)	$(30.1)	$(3.7)	(12)%
Incremental full-year impact of sale-leaseback transactions	—	(3.9)	3.9
Pro forma Adjusted unallocated overhead (1)	$(33.8)	$(34.0)	$0.2	1%

Adjusted operating income	$58.3	$63.4	$(5.1)	(8)%
Incremental full-year impact of sale-leaseback transactions	—	(3.9)	3.9
Pro forma Adjusted operating income (1) (2)	$58.3	$59.5	$(1.2)	(2)%

Adjusted EBITDA	$84.7	$91.2	$(6.5)	(7)%
Incremental full-year impact of sale-leaseback transactions	—	(7.5)	7.5
Pro forma Adjusted EBITDA (1) (2)	$84.7	$83.7	$1.0	1%

	Twelve months ended		Change
	05/31/26	05/31/25	$	%
Adjusted unallocated overhead	$(94.6)	$(98.1)	$3.5	4%
Incremental full-year impact of sale-leaseback transactions	(11.8)	(15.9)	4.1
Pro forma Adjusted unallocated overhead (1)	$(106.4)	$(114.0)	$7.6	7%

Adjusted operating income	$47.1	$35.8	$11.3	32%
Incremental full-year impact of sale-leaseback transactions	(11.8)	(15.9)	4.1
Pro forma Adjusted operating income (1) (2)	$35.3	$19.9	$15.4	77%

Adjusted EBITDA	$151.5	$145.4	$6.1	4%
Incremental full-year impact of sale-leaseback transactions	(19.1)	(30.1)	11.0
Pro forma Adjusted EBITDA (1) (2)	$132.4	$115.3	$17.1	15%
(1) Pro forma Adjusted unallocated overhead, Pro forma Adjusted operating income and Pro forma Adjusted EBITDA reflect the net impacts of the sale-leaseback transactions as if the transactions had occurred on June 1, 2024, the beginning of fiscal 2025. Fiscal 2026 reported results include the actual impact beginning upon completion of the transactions in December 2025. The incremental adjustments shown above reflect the additional impact for the portion of fiscal 2026 prior to completion of the transactions. Fiscal 2025 reported results include no impact from the transactions.
(2) For fiscal 2026, the full-year pro forma cost impact was $19.0 on Adjusted operating income, consisting of $7.2 recognized in reported fiscal 2026 results and $11.8 of incremental adjustments. For fiscal 2026, the full-year pro forma cost impact on Adjusted EBITDA was $33.6, consisting of $14.5 recognized in reported fiscal 2026 results and $19.1 of incremental adjustments. For fiscal 2025, the full-year pro forma cost impacts were $15.9 on Adjusted operating income and $30.1 on Adjusted EBITDA.